EXHIBIT 99.1

Walker & Dunlop Reports

Fourth Quarter and Full Year 2011 Results

FOURTH QUARTER 2011 HIGHLIGHTS

•                  Origination volume of $1.3 billion, a 22% increase over fourth quarter 2010

•                  Total revenues of $47.6 million, up 32% over fourth quarter 2010 — the highest quarterly revenues in the Company’s history

•                  Income from operations of $17.9 million, up 69% over fourth quarter 2010

•                  Operating margin of 38%

FULL YEAR 2011 HIGHLIGHTS

•                  Origination volume of $4.0 billion, a 27% increase over prior year — the highest annual origination volume in the Company’s history

•                  Total revenues of $152.4 million, up 25% over 2010 — the highest annual revenues in the Company’s history

•                  Income from operations of $56.7 million, up 41% over 2010 — the highest annual income from operations in the Company’s history

•                  Operating Margin of 37%

•                  Servicing portfolio growth of 15% over 2010, and associated fees increased 24%

•                  Continued strong credit performance in risk sharing portfolio

Bethesda, MD — March 8, 2012 — Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today that income from operations increased 41% to $56.7 million for the year ended December 31, 2011, compared to $40.1 million for the prior year.  Income from operations for the fourth quarter of 2011 increased 69% to $17.9 million from $10.6 million for the fourth quarter of 2010.

“Walker & Dunlop’s first full year as a public company was a huge success, producing a 24% return on equity and double digit growth in all major financial metrics — loan originations (27%), revenues (25%), operating income (41%), and pro-forma net income (42%).  We originated $4.0 billion of loans, opened two new offices, added close to 30 new employees, and managed the additional costs and rigor of being a public company. All of this activity produced the most profitable year in the Company’s 74 year history,” said chairman, president and chief executive officer, Willy Walker.

“The key to our fourth quarter 2011 results was the origination of just over $1.3 billion of loans for our borrowers, the second highest quarterly loan production in our history,” Mr. Walker continued. “At these origination levels, we gained efficiencies and economies of scale in our business, as evidenced by a 38% operating margin in the fourth quarter. We also saw the benefit of $9.1 million of servicing fee income in the quarter, up 25% over the fourth quarter of 2010.”

“2011 was a busy year and Walker & Dunlop executed fantastically.  Instead of worrying about the political debate on Capitol Hill, we focused on originating the best loans for our clients and ended up having record years with both Fannie Mae and Freddie Mac.  We originated over half-a-billion dollars in loans for HUD in 2011 and believe our HUD business is poised for significant growth under new leadership.  Finally, our Capital Markets originations for life insurance companies, banks, and CMBS lenders grew 77% in 2011 to near record volumes.  This was a milestone year for Walker & Dunlop, and I am extremely pleased to report these record results to our stockholders,” said Mr. Walker.

OPERATING RESULTS

NET INCOME for the year ended December 31, 2011 increased 324% to $34.9 million, or $1.60 per share, compared to $8.2 million, or $0.55 per share, for the year ended December 31, 2010. Net income for the fourth quarter 2011 increased 152% to $11.0 million, or $0.50 per share, compared to a net loss of $(21.3) million, or $(1.34) per share in the fourth quarter 2010. The 2010 results were affected by a $31.6 million non-cash, deferred tax charge recognized in December 2010 due to our change in corporate tax structure following our IPO. Normalizing for the tax adjustment, pro forma net income for the year and fourth quarter ended December 31, 2010 was $24.6 million and $6.5 million, or $1.64 and $0.41 per share, respectively. Net income for 2011 should be compared to pro forma net income for 2010. Net income for 2011 increased 42%, and net income for the fourth quarter of 2011 increased 69%, when compared to pro forma net income for the comparable periods in the prior year.

LOAN ORIGINATIONS were $4.0 billion for the year ended December 31, 2011 compared to $3.2 billion for the prior year, a 27% increase. Loan originations for the fourth quarter 2011 were $1.3 billion compared to $1.1 billion in the same period in 2010, a 22% increase.

TOTAL REVENUES were $152.4 million for the year ended December 31, 2011 compared to $121.8 million for the prior year, a 25% increase, driven primarily by our increased loan origination volume.  Total revenues for the fourth quarter of 2011 were $47.6 million compared to $36.1 million in the fourth quarter 2010, a 32% increase. Included in “Other” revenues for the fourth quarter of 2011 is the settlement of a $1.8 million fee associated with an unsuccessful refinancing of a large portfolio of loans.

GAINS FROM MORTGAGE BANKING ACTIVITIES were $102.7 million for the year ended December 31, 2011 compared to $85.2 million for the prior year, a 21% increase.  Gains from mortgage banking activities are the revenues recognized through the loan origination and sale process and are comprised of two components: loan origination fees and gains attributable to mortgage servicing rights. LOAN ORIGINATION FEES were $48.4 million for the year ended December 31, 2011 compared to $42.2 million for the prior year, a 15% increase.

GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $54.3 million for the year ended December 31, 2011 compared to $43.1 million for the prior year, a 26% increase. Gains from mortgage banking activities as a percentage of loan origination volumes were 255 basis points in the year ended December 31, 2011, compared to 269 basis points in the prior year, a 5% decrease. This percentage is affected by the composition of our originations, and the decrease was largely due to a higher percentage of loan originations from our Capital Markets group which earn lower loan origination fees per transaction and for which no MSRs are recognized.

Gains from mortgage banking activities for the fourth quarter of 2011 were $33.0 million compared to $26.7 million in the fourth quarter 2010, a 24% increase.  Loan origination fees were $16.1 million for the fourth quarter of 2011 compared to $12.2 million for the fourth quarter of 2010, a 31% increase.  MSRs were $17.0 million in the fourth quarter of 2011, compared to $14.4 million in the fourth quarter of 2010, an 18% increase.  Gains from mortgage banking activities as a percentage of loan origination volumes were 254 basis points in the fourth quarter of 2011, compared to 249 basis points in the fourth quarter of 2010, a 2% increase largely resulting from a lower concentration of Capital Markets originations in the fourth quarter of 2011 compared to 2010.

TOTAL EXPENSES were $95.7 million for the year ended December 31, 2011 compared to $81.7 million for the prior year, a 17% increase.  Total expenses were $29.7 million for the fourth quarter 2011 compared to $25.4 million for the fourth quarter 2010, a 17% increase. The increases were driven by growth in our operating platform to serve the needs of our growing origination volumes, with significant benefit from improving credit quality in our at-risk portfolio leading to a reduced provision for risk-sharing obligations.  Personnel expense, our largest expense, was 34% of total revenues for the year ended December 31, 2011 compared to 35% for the prior year, and 37% for the fourth quarter of 2011, compared to 38% for the fourth quarter of 2010. The decreases were largely due to significantly greater “Other” revenues year over year, much of which are not subject to commissions.

INCOME FROM OPERATIONS was $56.7 million for the year ended December 31, 2011 compared to $40.1 million for the prior year, a 41% increase. Income from operations was $17.9 million for the fourth quarter of 2011 compared to $10.6 million for the fourth quarter of 2010, a 69% increase. OPERATING MARGIN was 37% for the year ended December 31, 2011, compared to 33% in the prior year, benefitting from economies of scale as we leveraged our platform to generate $4.0 billion of loan originations, and larger “Other” revenues year over year. Operating margin was 38% for the fourth quarter 2011 up from 29% in the fourth quarter 2010.

SERVICING PORTFOLIO

SERVICING FEES were $33.6 million for the year ended December 31, 2011 compared to $27.0 million for the prior year, a 24% increase.  Servicing fees for the fourth quarter of 2011 were $9.1 million compared to $7.3 million for the fourth quarter of 2010, a 25% increase.  The increase in servicing fees was due to the growth of the servicing portfolio, coupled with an increase in the weighted average servicing fee.

THE SERVICING PORTFOLIO totaled $16.8 billion at December 31, 2011 compared to $14.6 billion at December 31, 2010, a 15% increase. The Company retains servicing rights on most of the loans it originates and generates revenues from the fees it receives for servicing the loans.

WEIGHTED-AVERAGE SERVICING FEE was 22 basis points at December 31, 2011 compared to 20 basis points for the prior year, a 10% increase.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is the balance of Fannie Mae DUS loans that are subject to a defined risk-sharing formula, was $7.5 billion at December 31, 2011 compared to $6.7 billion at the end of the prior year, a 12% increase.  Credit quality within the Company’s at risk servicing portfolio remains very strong.

60+ DAY DELINQUENCIES were $19.0 million, or 0.25% of the at-risk servicing portfolio, at December 31, 2011, compared to $56.7 million, or 0.85%, at December 31, 2010, a 66% decrease.

PROVISION FOR RISK-SHARING OBLIGATIONS was $4.7 million, or six basis points of the at-risk servicing portfolio, at December 31, 2011, compared to $7.5 million, or 11 basis points of the at-risk portfolio, at December 31, 2010, a 37% decrease. For the fourth quarter of 2011, the provision for risk-sharing obligations was $1.3 million, or two basis points of the at-risk servicing portfolio, compared to $3.1 million, or five basis points of the at-risk servicing portfolio.

NET WRITE-OFFS for the year ended December 31, 2011 were $0.7 million, or 0.01% of the December 31, 2011 at-risk servicing portfolio compared to $2.1 million or 0.03% for the prior year, a decrease of 68%.  Write-offs represent the cash settlement of losses recognized in prior periods. There were no net write-offs in the fourth quarter of 2011 or 2010.

TAX

The Company reported tax expense of $21.8 million for the year ended December 31, 2011 and $31.9 million for the prior year. Concurrent with the closing of our initial public offering in December 2010, a non-cash deferred tax charge of $31.6 million, representing all temporary differences existing as of the date of the offering, was recognized due to our change in tax status from a pass-through entity to a C-Corporation. Prior to our change in tax status, the tax liability on our historical earnings had been the obligation of our owners, resulting in insignificant corporate federal and state tax expense.

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the quarterly and annual results on Thursday, March 8, 2012 at 8:30 a.m. EDT. Analysts and investors interested in participating are invited to call (800) 862-9098 from within the United States or (785) 424-1051 from outside the United States and are asked to reference the Conference ID: WDQ411. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. EDT March 8, 2012 through March 22, 2012. Please call (800) 374-1375 from the United States or (402) 220-0682 from outside the United

States.  An audio replay will also be available on the Investor Relations section of the Walker & Dunlop website, along with the conference call presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS™, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups of Walker & Dunlop are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States. Capital for this financing comes from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Principal Investment group provides institutional advisory, asset management, and investment management services with respect to debt, structured debt and equity.

Use of Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP) for financial information, Walker & Dunlop, Inc. uses pro forma net income per share, which is a non-GAAP financial measure. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, refer to the reconciliation of income from operations to pro forma net income, included at the base of the Consolidated Statements of Income.  Pro forma net income adjusts income from operations, as reported, by applying the Company’s effective federal and state income tax rates as if it were a corporate tax payer for the comparable periods in 2010. Management uses this non-GAAP measure in comparing Walker & Dunlop, Inc.’s operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Walker & Dunlop, Inc.’s performance relative to prior periods and its competitors.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2011 and 2010

(In thousands, except share and per share data)

	December 31,	December 31,
	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$53,817	$33,285
Restricted cash	7,164	4,580
Pledged securities, at fair value	18,959	14,281
Loans held for sale, at fair value	268,167	302,851
Servicing fees and other receivables, net	18,501	13,829
Derivative assets	10,638	6,354
Mortgage servicing rights	137,079	106,189
Other assets	8,271	4,251
Total assets	$522,596	$485,620

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable and other accrued expenses	$36,414	$27,487
Performance deposits from borrowers	10,425	5,970
Derivative liabilities	5,223	1,454
Guaranty obligation, net of accumulated amortization	9,921	8,928
Allowance for risk-sharing obligations	14,917	10,873
Deferred tax liability	39,749	30,226
Warehouse notes payable	218,426	248,419
Notes payable	23,869	27,621
Total liabilities	$358,944	$360,978

Stockholders’ Equity
Stockholders’ equity:
Preferred shares. Authorized 50,000,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 21,748,598 shares in 2011 and 21,408,171 shares in 2010.	217	214
Additional paid-in capital	81,190	77,047
Retained earnings	82,245	47,381
Total stockholders’ equity	$163,652	$124,642
Commitments and contingencies
Total liabilities and stockholders’ equity	$522,596	$485,620

Walker & Dunlop, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share and per share data)

	For the three months ended December 31,		For the year ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues
Gains from mortgage banking activities	$33,034	$26,658	$102,712	$85,203
Servicing fees	9,064	7,255	33,581	27,024
Net warehouse interest income	1,370	642	4,198	3,586
Escrow earnings and other interest income	359	424	1,474	2,056
Other	3,764	1,076	10,385	3,965
Total revenues	$47,591	$36,055	$152,350	$121,834

Expenses
Personnel	$17,749	$13,582	$51,162	$42,459
Amortization and depreciation	6,256	4,565	22,514	16,959
Provision for risk-sharing obligations	1,277	3,072	4,724	7,469
Interest expense on corporate debt	177	295	823	1,334
Other operating expenses	4,206	3,925	16,466	13,471
Total expenses	$29,665	$25,439	$95,689	$81,692
Income from operations	$17,926	$10,616	$56,661	$40,142
Income tax expense	6,911	31,915	21,797	31,915
Net income (loss)	$11,015	$(21,299)	$34,864	$8,227

Basic earnings per share	$0.51	$(1.34)	$1.61	$0.55
Diluted earnings per share	$0.50	$(1.34)	$1.60	$0.55

Basic weighted average shares outstanding	21,643,707	15,900,924	21,621,534	15,033,741
Diluted weighted average shares outstanding	21,849,018	15,903,594	21,747,672	15,036,411

Pro forma net income data
Income from operations, as reported		$10,616		$40,142
Pro forma adjustments for income tax expense		4,108		15,535
Pro forma net income		$6,508		$24,607
Pro forma basic and diluted earnings per share		$0.41		$1.64

OPERATING DATA

(dollars in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2011	2010	2011	2010
Origination Data:
Origination Volumes by Investor
Fannie Mae	$621,008	$494,341	$1,869,980	$1,572,096
Freddie Mac	392,996	111,378	836,214	526,661
Ginnie Mae - HUD	89,747	170,859	512,078	616,075
Other (1)	198,620	293,073	807,645	456,786
Total	$1,302,371	$1,069,651	$4,025,917	$3,171,618

Key Metrics (as a percentage of total revenues):
Personnel expenses	37%	38%	34%	35%
Other operating expenses	9%	11%	11%	11%
Operating margin	38%	29%	37%	33%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.23%	1.14%	1.20%	1.33%
Fair value of MSRs created, net	1.30%	1.35%	1.35%	1.36%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (2)	1.54%	1.86%	1.69%	1.59%

			As of December 31,
			2011	2010
Servicing Portfolio by Type:
Fannie Mae			$10,379,426	$9,459,813
Freddie Mac			3,189,565	2,467,567
Ginnie Mae - HUD			1,359,166	836,924
Other (1)			1,850,128	1,854,990
Total			$16,778,285	$14,619,294

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate			0.22%	0.20%

(1) CMBS, life insurance companies and commercial banks

(2) Fair value of MSRs created, net, as a percentage of GSE and HUD volume reflects the MSR revenue recognized, as a percentage of loan origination volume, on those loans which the Company will record an MSR upon sale of the loan. No MSRs are recorded on “Other” originations or interim loan originations (the Company announced its interim loan program in July 2011, there have been no interim loan originations as of December 31, 2011).

KEY CREDIT METRICS

(dollars in thousands)

	As of and for the three months ended December 31,		As of and for the year ended December 31,
	2011	2010	2011	2010
Key Credit Metrics
Unpaid principal balance:
Total servicing portfolio	$16,778,285	$14,619,294	$16,778,285	$14,619,294
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	6,560,506	5,865,285	6,560,506	5,865,285
Fannie Mae Modified Risk	2,303,158	1,994,847	2,303,158	1,994,847
Fannie Mae No Risk	1,515,762	1,599,681	1,515,762	1,599,681
Total Fannie Mae	$10,379,426	$9,459,813	$10,379,426	$9,459,813

Fannie Mae at risk servicing portfolio (1)	$7,500,752	$6,681,942	$7,500,752	$6,681,942
60+ Day delinquencies, within at risk portfolio	19,037	56,649	19,037	56,649
At risk loan balances associated with allowance for risk-sharing obligations (2)	$158,969	$137,511	$158,969	$137,511

Allowance for risk-sharing obligations:
Beginning balance	$13,640	$7,801	$10,873	$5,552
Provision for risk-sharing obligations	1,277	3,072	4,724	7,469
Net write-offs	—	—	(680)	(2,148)
Ending balance	$14,917	$10,873	$14,917	$10,873

60+ Day delinquencies as a percentage of the at risk portfolio	0.25%	0.85%	0.25%	0.85%
Provision for risk-sharing as a percentage of the at risk portfolio	0.02%	0.05%	0.06%	0.11%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.20%	0.16%	0.20%	0.16%
Net write-offs as a percentage of the at risk portfolio	0.00%	0.00%	0.01%	0.03%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	9.38%	7.91%	9.38%	7.91%

(1)          At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. As of December 31, 2011, all of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)          There are loans within our servicing portfolio which are greater than 60 days delinquent, for which no allowance has been recorded. We do not anticipate recognizing a loss for these loans upon settlement of our risk-sharing obligation with Fannie Mae because our estimate of the value of the underlying collateral is greater than the unpaid principal balance of the associated loan.